EXHIBIT 99.1

Georgia-Pacific Corporation
133 Peachtree Street, N.E. P. O. Box 105606 Atlanta, GA 30348-5605 (404) 652-5944 (404) 487-4050 fax email gwwurtz@gapac.com

George W. Wurtz Executive Vice President Pulp, Paper, Bleached Board & Kraft
January 28, 2004

KoCell, LLC c/o Koch Industries, Inc. 4111 East 37th Street North Wichita, Kansas 67220 Attention: Mr. Jeff Gentry

Dear Mr. Gentry:

          This letter will set forth our mutual intention to continue to negotiate the purchase by KoCell, LLC, a Delaware limited liability company ("KoCell"), an indirect wholly owned subsidiary of Koch Industries, Inc. ("Koch"), of the fluff pulp business and, to the extent conducted with the Assets (defined below), the market pulp business, owned by Georgia-Pacific Corporation ("GP") (the "Business") consistent with the terms of this letter of intent. It is currently anticipated that the parties will execute an Asset and Stock Purchase Agreement on or before February 13, 2004, together with certain ancillary agreements (the "Definitive Documents").

1.	The Assets: KoCell would purchase and GP would sell the following (the "Assets"):

	a.	all of the outstanding common stock of Brunswick Pulp & Paper Company, a Delaware corporation ("BPP") which owns the Brunswick pulp mill;
	b.	Leaf River Forest Products, Inc.'s ("LRFP") leasehold and fee simple interests in the Leaf River pulp mill located at New Augusta, Mississippi (the "LR Mill"), the mill, and all related assets;
	c.	all assets of the Old Augusta Railroad Company ("OAR");
	d.	certain assets of Georgia-Pacific-Asia (H.K.) Limited ("GPHK") and Georgia-Pacific GmbH ("GPGH"); and
	e.	certain assets of GP primarily related to the Business.

For purposes of this letter of intent BPP, LRFP, OAR, GPHK and GPGH shall be referred to as the "Pulp Subsidiaries."

2.	Excluded Assets: The following assets would not be sold to KoCell and instead would be retained by GP (the "Excluded Assets"):

	a.	the saw mill located in New Augusta, Mississippi (the "LR Saw Mill"), and affiliated assets;
	b.	the saw mills located at Pearson and Sterling, Georgia, and McCormick, South Carolina, and affiliated assets;

	c.	the stock and assets of Brunswick Building Products, Inc., and Brunswick Chemical Company, Inc., if any, although both have been or will be dissolved;
	d.	all other assets currently owned by GP or licensed or leased to GP (or an affiliate of GP other than the Pulp Subsidiaries); and
	e.	the T Street Landfill at Brunswick.

A more detailed description of the assets and liabilities to be included in the sale and assumed, and the assets and liabilities to be retained by GP, will be included in the Definitive Documents.

3.	Purchase Price: $610 million consisting of $537 million in cash and assumption of certain liabilities, including lease obligations relating to $73 million of pollution control bonds.

4.	Working Capital: The Assets would include $134,414,000 of net working capital

("Target Working Capital"). The final purchase price would be either increased or decreased based on either the excess or shortfall in working capital from Target Working Capital on the day of closing. Working capital shall not include in either case any shutdown expense accrual and prepaid headquarters charges.

5.	Post Closing Business Relationships: As part of the transaction, KoCell and GP would enter into the following agreements, among others, on mutually satisfactory terms (the "Ancillary Agreements"): (i) a pulp supply agreement pursuant to which GP would purchase from KoCell pulp for its Green Bay, Wisconsin, non-woven operations and its tissue manufacturing operations; (ii) a wood fiber supply agreement pursuant to which GP's Forest Resources Group would procure wood fiber including chips for the Brunswick and LR mills; (iii) a site services agreement pursuant to which the LR Mill would supply steam, water treatment, roads, and other services to the LR Saw Mill; (iv) a railroad services agreement pursuant to which the OAR would provide railroad services for the LR Saw Mill; (v) a black liquor exchange agreement; (vi) an information technology support agreement; (vi) a tall oil purchase agreement and turpentine broker agreement between Georgia-Pacific Resins, Inc. and KoCell; and (viii) a services and supply agreement.

6.	Financing Sources: Although KoCell reserves the right to use debt financing for all or part of the transaction, there will be no financing contingency in any of the Definitive Documents. Koch would guarantee the performance of KoCell through closing.

7.	Due Diligence: The parties have been engaged in due diligence for several weeks and currently intend to continue to negotiate Definitive Documents consistent with the terms of this letter of intent. Completion of the Definitive Documents is subject to, among other things, KoCell's satisfactory completion of due diligence. Access to GP personnel and documents shall continue to be arranged solely through Robert Argo, V.P. Strategic Planning of GP or his designee, Jon Riviere.

8.	Required Board Approvals: Authorization of the respective Boards of Directors of
Koch and GP will be required prior to execution of any Definitive Documents.

9.	Regulatory/ Governmental Approvals: Consummation of a transaction would be subject to applicable regulatory approvals, including without limitation:

	a.	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and
	b.	the Surface Transportation Board with respect to the OAR, if applicable.

10.	Definitive Documents: The Definitive Documents would contain covenants, representations and warranties, conditions and indemnities, including such limitations thereon as may be agreed between the parties.

11.	Non-Binding Effect: No party to this letter of intent, nor any of its affiliates, nor any of their respective officers, directors, employees, agents or advisors, will have any obligations or liability to any other party to this letter of intent or any other person or entity based on this letter of intent or any act, omission or course of conduct relating to the proposed transaction or the negotiations contemplated hereby. No obligation of any party shall arise with respect to such transaction or negotiations unless and until Definitive Documents have been executed between GP or any of its affiliates, and KoCell or any of its affiliates. Notwithstanding the foregoing, paragraphs 11-17 of this letter of intent shall constitute binding and enforceable agreements of KoCell and GP.

12.	Exclusivity: The parties acknowledge that GP and an affiliate of KoCell have entered into an exclusivity letter agreement, dated October 30, 2003, and GP and KoCell (on behalf of its affiliate) agree that, notwithstanding anything in paragraph 11 to the contrary, such exclusivity letter, as it has been and from time to time may be amended or supplemented (the "Exclusivity Letter"), (i) shall be amended by striking "January 31, 2004" in paragraph 2 of the Exclusivity Letter and substituting in lieu thereof "February 13, 2004," and (ii) as so amended shall remain in full force and effect until it expires or is otherwise terminated in accordance with its terms.

13.	Choice of Law: This letter of intent shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles.

14.	Public Announcement: KoCell acknowledges that GP believes that execution of this letter of intent may constitute information that is material to GP shareholders and that GP intends to issue a press release announcing such execution. The parties, unless otherwise required by law, will provide each other draft press releases in advance of issuance for approval, which approval shall not be unreasonably withheld or delayed.

15.	Confidentiality Agreement: The parties acknowledge that they have entered into a

Confidentiality Agreement, dated August 14, 2003, and agree that, notwithstanding anything in paragraph 11 to the contrary, such Confidentiality Agreement as it has been and from time to time may be amended or supplemented (the "Confidentiality Agreement") shall remain in full force and effect.

16.	Expenses: KoCell and GP and their respective affiliates will each bear their own costs and expenses in connection with the proposed transaction, including all costs and expenses relating to the due diligence investigation referred to in paragraph 7. Costs and expense of the transaction will be apportioned as the parties agree in the Definitive Documents.

17.	Miscellaneous: Paragraphs 11-17, together with the Exclusivity Letter and

Confidentiality Agreement, constitute the entire agreement among the parties, and supersede all prior oral or written agreements, understandings, representations, warranties and courses of conduct between the parties with respect to the subject matter hereof. Except as expressly otherwise provided herein, paragraphs 11-17 may be amended and modified only by a writing executed by both parties hereto. Except for paragraphs 11-17, each of which shall survive any termination hereof, this letter of intent shall terminate and be of no further force or effect if the execution and delivery of the Definitive Documents has not occurred on or before February 13, 2004. Either party may terminate this letter of intent at any time prior to such date in its sole discretion upon written notice to the other party; provided that any termination of this letter of intent shall not (i) affect the rights and obligations of the parties pursuant to paragraphs 11-17 hereof or (ii) affect the rights and obligations of the parties or their affiliates pursuant to the Confidentiality Agreement and the Exclusivity Letter, each of which shall survive any termination of this letter of intent and continue in full force and effect, subject in each case to expiration or termination of the rights and obligations thereunder as provided therein.

          Please indicate KoCell's agreement to the terms of this letter of intent by having it signed in the space provided below and returning a copy to the undersigned. This letter may be signed in any number of counterparts, all of which together shall constitute a single letter of intent.

Very truly yours, Georgia-Pacific Corporation

By: /s/ GEORGE W. WURTZ George W. Wurtz

ACCEPTED AND AGREED TO: KoCell, LLC

By: /s/ JEFF N. GENTRY Jeff N. Gentry, Manager